Exhibit 10.7

                                SERVICE AGREEMENT

THIS AGREEMENT is dated for reference the 15th of November , 2007

BETWEEN:


     SPIRIT  EXPLORATION  INCORPORATED,  LOCATED  AT

     118  HOWE  STREET,  VANCOUVER,  BRITISH  COLUMBIA,  CANADA

     (The  "Company")



AND:

          GOAL CAPITAL LLC (a Nevada based LLC) located 29773 Niguel Rd. #A, Laguna Niguel, CA 92677

          (The  "Consultant")

WHEREAS the Company and the Consultant wish to enter into this Agreement regarding the provision of the Consultant's services to the Company,

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:



1.     SERVICES

1.1 The Company hereby retains the Consultant upon the terms and conditions of this Agreement, and the Consultant hereby accepts such retainer on such terms and conditions.

1.2 The Consultant shall provide the Company with expertise and assistance in the areas generally described in Schedule "A" to this Agreement and such other services as the Company and Consultant may agree to from time to time. If requested by the Company, the Consultant shall be a member of the Company's Strategic Advisory Board at the pleasure of the Company.

1.3 The Consultant and the Company agree and understand that the Consultant is an independent contractor and not the agent, employee, servant, partner or joint venturer of the Company.

1.4 The Consultant shall take direction from and report to the Company's chief executive officer or to such other person as the Company's chief executive officer may direct. The Consultant shall devote a substantial portion of his time and attention to the Company's business so as to properly perform his duties hereunder.

1.5 The Consultant covenants that it shall not do, or fail to do, anything which could be reasonably expected to damage the reputation of the Company, its affiliates or any of its directors, officers, employees, contractors or consultants.


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1.6     The  Consultant  will ensure that the substantive content of any and all public communications prepared by the Consultant in respect of the Company will not be released to the public until it has been reviewed and consented to by a senior officer of the Company, which consent must be expressed in writing.



2.     TERM

2.1     The  term  of  this  Agreement  shall  be  as  stated  in  Schedule "A".

3.     REMUNERATION  AND  EXPENSES

3.1     The  Consultant's  remuneration  will  be  as specified in Schedule "A".

3.2 Subject to the limitations expressed below with respect to prior authorization, the Company shall reimburse the Consultant for all reasonable expenses incurred by it in furtherance of the Company's business. The Consultant shall submit statements and receipts for all expenses claimed. The Consultant acknowledges and agrees that the Company's obligation to reimburse those expenses is subject to the following limitations:

     (a) the Company will only reimburse the Consultant for those expenses that the Company considers reasonable or to which the Company has granted prior written authorization;

     (b) the Company will not be responsible for, and the Consultant will be responsible for and pay expenses associated with the provision of office space and general office support services (e.g. staff, utilities, office equipment) that may be required by the Consultant in connection with rendering the services to the Company; and

     (c) the Company will not be responsible for, and the Consultant will be responsible for and will pay all costs of conducting the Consultant's business, including but not limited to, the expense and responsibility for any applicable insurance or licenses, permits, taxes or assessments of any kind, and payment of all business and employment taxes including, but not limited to, income taxes, contributions, and worker's compensation premiums.

4.     CONFIDENTIAL  INFORMATION

4.1 The Consultant shall keep all Confidential Information in confidence and not use or allow others to use any Confidential Information except for the Company's benefit and the Consultant shall use its best efforts to ensure that all of its employees, agents directors and officers who become privy to the Confidential Information are bound by the terms of this section. In this Agreement, "Confidential Information" means all data, processes, formulations, analysis, methodologies and other information which is designated by the Company as confidential or which would be reasonably understood to be confidential information based on the substance of the information and the circumstances under which it is conveyed, whether orally or in writing, except for any part of the Confidential Information which:

     (a) is or becomes publicly available other than as a result of a disclosure by the Company;

     (b) is or becomes available to the Consultant from a source (other than the Company or its representatives) which, to the best of the Consultant's knowledge after due inquiry, is not prohibited from disclosing such information to the Consultant by a legal, contractual or fiduciary obligation; or


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     (c)  the Consultant  demonstrates  was  properly  in  the  Consultant's possession or control at the time of disclosure of that Confidential Information to it by the Company or its representatives.

4.2 The Consultant agrees that it shall not, before or after termination or expiry of this Agreement, remove any reports information, property, or any other material belonging to the Company, or any reproductions thereof, without the prior written permission of the Company's CEO.

4.3 The Consultant acknowledges and agrees that, without prejudice to any and all rights of either party to this Agreement, an injunction may be the only effective remedy to protect a breach of the provisions of this section 4. This section  4  will  survive  the  termination  of  this  Agreement.

       TERMINATION  OF  AGREEMENT

4.4 This Agreement may be terminated by the Company immediately upon breach of this agreement by the Consultant. The company must have legitimate and justifiable proof that such a breach has occurred. Upon any such termination, the Company shall pay Consultant for any fees earned and expenses incurred through the date of termination.

       RELATIONSHIP

4.5 The Consultant is an independent contractor of the Company, and no party to this Agreement will make any representations or statements indicating or suggesting that any joint venture, partnership, or other such relationship exists between the Company and the Consultant. The Company and the Consultant will have no authority to assume or create obligations binding upon the other and will not take any action which may have the effect of creating the appearance of having such authority.

        COMPLIANCE  WITH  LAWS

5. The Consultant shall comply with all applicable statutes, rules and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the provision of its services.

6.     MISCELLANEOUS

6.1 The provisions of the schedules attached to this Agreement form an integral part of this Agreement.

6.2 Any notice or other communication given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered to a party hereto at its address appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this subsection). All notices and other communications shall be deemed to have been given and received on the first business day following its delivery as aforesaid.

6.3 The provisions of sections 4 of this Agreement shall survive the expiry or earlier termination of this Agreement.

6.4 Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

     (a) the legality, validity or enforceability of the remaining provisions of this Agreement, or

     (b) the legality, validity or enforceability of that provision in any other jurisdiction


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     Except  that  if:

     (c) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

     (d) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 8.4, the basic intentions of the parties in this Agreement are entirely frustrated, the parties hereto will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

6.5 This Agreement may not be assigned by either party hereto without the prior written consent of the other. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

6.6 The laws of California and the laws of the United States of America are applicable therein shall exclusively govern this Agreement.

6.7 This Agreement represents the entire agreement between the parties hereto and their respective principals and supersedes all prior agreements and understandings, whether written or oral, between the parties concerning the Consultant's provision of services to the Company. This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

6.8 This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which shall constitute one agreement. This Agreement may be delivered by fax.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 15th day of November, 2007 the above written notwithstanding its actual date of execution.


     SPIRIT EXPLORATION INCORPORATED



Per: \s\ Terry Fields
     ----------------------------------
     TERRY FIELDS , DIRECTOR / CEO





     GOAL CAPITAL LLC.



Per: \s\ Danny Gravelle
     ----------------------------------
     DANNY GRAVELLE, PRESIDENT / CEO



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                                   SCHEDULE A

                               DETAILS OF RETAINER

The Consultant shall provide the Company with his expertise and assistance, on a part time basis, in the following areas:

INVESTOR RELATIONS (including company information dissemination to interested parties, inquiry responses, assistance with company events, assistance with AGMs, advertising, etc.) In this regard, the Consultant acknowledges and agrees that it is of principal importance to the Company that the Consultant initiates contact with and introduce the Company to relevant industry analysts, institutional and retail investors throughout North America and Europe.

GENERAL SHAREHOLDER RELATIONS (including responding to shareholder inquiries, proper disclosure, news release & update dissemination, assistance with other disclosure issues, etc.)

INVESTOR DATABASE DEVELOPMENT (creation and maintenance of an investor & shareholder database to be used for full, proper and timely disclosure)

CORPORATE CONSULTATION (including assistance with internal company matters, news release & reporting issues, possible finance issues, etc.)

THE TERM OF THIS AGREEMENT will commence on November 15, 2007 (the "Start Date") and will terminate on May 15, 2008 (subject to Sections 4.4). This shall be known as the "Guaranteed Period". The Company will pay a monthly fee in advance of services of USD $ 4000 to the Consultant commencing November 15, 2007. At the end of the Guaranteed Period, this Agreement will terminate unless the Consultant and the Company agree in writing to extend the Agreement period.

The Company will compensate the Consultant with 30 000 restricted common shares ( 144 rule) of Spirit Exploration Incorporated (SPXP / Pink sheets) at the commencement of this agreement .

In the event that the Company should be acquired during the term of this Agreement, all monetary payments within the guaranteed period shall be accelerated.








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EQUITY  INTRODUCTION

FINANCING: The Consultant may introduce to the Company different sources of potential financing.
Spirit Exploration shall pay the Consultant an introduction fee equivalent payable in cash for all investments received by the Spirit Exploration from Introductions, said amounts to be paid in cash or equivalent at the time the investment funds are received and cleared by the company. Spirit's obligations shall survive any termination of this Agreement including but not limited to the expiration of the term of this Agreement The compensation structure for the introduction of equity shall be as follows.;



                           Equity                      Compensation

                           $100 000 -$ 200 000         $12 000

                           $200 000 -$400 000          $24 000

                           $400 000- $ 600 000         $36 000

                           $600 000-$ 800 000          $50 000

                           $800 000- $ 1 million       $65 000

                           $1 million-$1.5 million     $105 000

                           $1.5 million-$2 million     $125 000

                           $2.5million-$3.0 million    $200 000

                           $3.5million - 4.0 million   $240 000

                           above  $4 million           $260 000

The Company and Consultant may negotiate a separate agreement regarding private placements and future financings of the Company.




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